SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
   of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 0-15759

                   INLAND MORTGAGE INVESTORS FUND, L.P.
          (Exact name of registrant as specified in its charter)

        2901 BUTTERFIELD ROAD, OAK BROOK, IL 60523; (630) 218-8000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         LIMITED PARTNERSHIP UNITS
         (Title of each class of securities covered by this Form)
                                   NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i) [x   ]            Rule 12h-3(b)(1)(ii) [   ]
     Rule 12g-4(a)(1)(ii)[    ]             Rule 12h-3(b)(2)(i) [   ]
     Rule 12g-4(a)(2)(i) [    ]            Rule 12h-3(b)(2)(ii) [   ]
     Rule 12g-4(a)(2)(ii)[    ]                      Rule 15d-6 [   ]
     Rule 12h-3(b)(1)(i) [    ]

     Approximate number of holders of record as of the certification or notice date: NONE

     Pursuant to the requirements of the Securities Exchange Act of 1934 Inland Real Estate Growth Fund, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     June 29, 1999            BY:  /s/ Roberta S. Matlin

                                            Roberta S. Matlin
                                            Senior Vice President of
                                            Inland Real Estate Investment
                                            Corporation (the General
                                            Partner of Registrant)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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